EXHIBIT 4.1

[EXECUTION COPY]

Published CUSIP Number: 58943 PAA0

CREDIT AGREEMENT

Dated as of June 16, 2010

among

MEREDITH CORPORATION,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

L/C Issuer,

The Other Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, N.A. and BBVA COMPASS BANK,
each as a Co-Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent,

and

BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS

1.01.	Defined Terms

1.02.	Other Interpretive Provisions

1.03.	Accounting Terms

1.04.	Rounding

1.05.	Times of Day

1.06.	Letter of Credit Amounts

ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.	Loans

2.02.	Borrowings, Conversions and Continuations of Loans

2.03.	Letters of Credit

2.04.	Increase in Commitments

2.05.	Prepayments

2.06.	Termination or Reduction of Commitments

2.07.	Repayment of Loans; Final Maturity of All Obligations

2.08.	Interest

2.09.	Fees

2.10.	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate

2.11.	Evidence of Debt

2.12.	Payments Generally; Administrative Agent’s Clawback

2.13.	Sharing of Payments by Lenders

2.14.	Cash Collateral

2.15.	Defaulting Lenders

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.	Taxes

3.02.	Illegality

3.03.	Inability to Determine Rates

3.04.	Increased Costs; Reserves on Eurodollar Rate Loans

3.05.	Compensation for Losses

3.06.	Mitigation Obligations; Replacement of Lenders

3.07.	Survival

ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.	Conditions of Initial Credit Extension

4.02.	Conditions to all Credit Extensions

ARTICLE V.	REPRESENTATIONS AND WARRANTIES

5.01.	Existence, Qualification and Power

5.02.	Authorization; No Contravention

5.03.	Governmental Authorization; Other Consents

5.04.	Binding Effect

5.05.	Financial Statements; No Material Adverse Effect

5.06.	Litigation

5.07.	No Default

5.08.	Ownership of Property; Liens

5.09.	Environmental Compliance

5.10.	Insurance

5.11.	Taxes

5.12.	ERISA Compliance

5.13.	Subsidiaries of Borrower; Etc

5.14.	Margin Regulations; Investment Company Act

5.15.	Compliance with Laws

5.16.	Existing Indebtedness; Etc

5.17.	Intellectual Property; Licenses; Etc

5.18.	Disclosure

ARTICLE VI.	AFFIRMATIVE COVENANTS

6.01.	Financial Statements

6.02.	Certificates; Other Information

6.03.	Notices

6.04.	Payment of Obligations

6.05.	Preservation of Existence, Etc

6.06.	Maintenance of Properties

6.07.	Maintenance of Insurance

6.08.	Compliance with Laws

6.09.	Books and Records

6.10.	Inspection Rights

6.11.	Use of Proceeds

ARTICLE VII.	NEGATIVE COVENANTS

7.01.	Liens

7.02.	Investments

7.03.	Indebtedness

7.04.	Fundamental Changes

7.05.	Dispositions

7.06.	Restricted Payments

7.07.	Change in Nature of Business

7.08.	Transactions with Affiliates

7.09.	Certain Burdensome Agreements

7.10.	Use of Proceeds

7.11.	Financial Covenants

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES

8.01.	Events of Default

8.02.	Remedies Upon Event of Default

8.03.	Application of Funds

ARTICLE IX.	ADMINISTRATIVE AGENT

9.01.	Appointment and Authority

9.02.	Rights as a Lender

9.03.	Exculpatory Provisions

9.04.	Reliance by Administrative Agent

9.05.	Delegation of Duties

9.06.	Resignation of Administrative Agent

9.07.	Non-Reliance on Administrative Agent and Other Lenders

9.08.	No Other Duties; Etc

ARTICLE X.	MISCELLANEOUS

10.01.	Amendments; Etc

10.02.	Notices; Effectiveness; Electronic Communication

10.03.	No Waiver; Cumulative Remedies; Enforcement

10.04.	Expenses; Indemnity; Damage Waiver

10.05.	Payments Set Aside

10.06.	Successors and Assigns

10.07.	Treatment of Certain Information; Confidentiality

10.08.	Right of Setoff

10.09.	Interest Rate Limitation

10.10.	Counterparts; Integration; Effectiveness

10.11.	Survival of Representations and Warranties

10.12.	Severability

10.13.	Replacement of Lenders

10.14.	Governing Law; Jurisdiction; Etc

10.15.	Waiver of Jury Trial

10.16.	No Advisory or Fiduciary Responsibility

10.17.	Electronic Execution of Assignments and Certain Other Documents

10.18.	USA PATRIOT Act

10.19.	Entire Agreement

A/73375773.7

SCHEDULES

2.01	Commitments and Applicable Percentages
5.17	Disclosure Schedule
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of:

A	Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Opinion Matters

A/73375773.7

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of June 16, 2010, among MEREDITH CORPORATION, an Iowa corporation (hereinafter, together with its successors in title and assigns, called the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer, JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, N.A. and BBVA COMPASS BANK, each as a Co-Syndication Agent, and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, in relation to any Person, any transaction, or any series of related transactions, in which such Person (a) acquires any business or all or any substantial part of the Property of any other Person or any division or other business unit thereof, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires ownership or Control of at least 50% (in number of votes) of the voting Equity Interests in any other Person, or (c) directly or indirectly acquires ownership or Control of at least 50% of the Equity Interests of any other Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and the Schedules and Exhibits hereto.

“Applicable Law” means, in relation to any Person, its business or any of its Property, collectively, any and all Laws applicable to and binding upon such Person, its business or any of its Property.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15.  If the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02:

Applicable Rate

			Eurodollar Rate +
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Letters of Credit	Base Rate +
1	>3.00:1.00	0.625%	3.000%	2.000%
2	>2.50:1 but <3.00:1.00	0.500%	2.750%	1.750%
3	>1.50:1 but <2.50:1.00	0.375%	2.500%	1.500%
4	<1.50:1.00	0.250%	2.250%	1.250%

Any increase or decrease in the Applicable Rate resulting from any change in the Consolidated Leverage Ratio shall become effective on and as of the first Business Day immediately following the date on which a Compliance Certificate is delivered pursuant to Section 6.02; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02, then, if the Required Lenders so request, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered.  The Applicable Rate in effect from the Closing Date until the first Business Day immediately following the date on which a Compliance Certificate for the Fiscal Quarter ending September 30, 2010 is delivered pursuant to Section 6.02 shall be determined based upon Pricing Level 3.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another, or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended June 30, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of: (a) the Maturity Date; (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06; and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of:  (a) the Federal Funds Rate in effect on such day, plus 1/2 of 1%; (b) the Eurodollar Rate determined by the Administrative Agent for such day, plus 1%; and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means any borrowing consisting of simultaneous Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Borrowing Date” means, in relation to any Loan, the date on which the Borrowing of such Loan is or is to be disbursed to the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Captive Insurance Subsidiary” means any Wholly-Owned Subsidiary of the Borrower formed and operated as (a) a “pure captive insurance company” under Article 70 of the Insurance Law of the State of New York, or (b) as a similar captive insurance entity, in each case, to insure certain risks of the Borrower and its Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the L/C Issuer and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances, or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case, pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent, and (b) the L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any Person or Persons that are members of the Meredith Family: (i) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the combined total voting power of all classes of Equity Interests of the Borrower; or (ii) acquires (A) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the Borrower, through beneficial ownership of Equity Interests of the Borrower or otherwise, or (B) all or substantially all of the Properties of the Borrower;

(b) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board on the first day of such period, (ii) whose election or nomination to that Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board, or (iii) whose election or nomination to that Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that Board occurs as a result of a solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or

(c) there shall at any time occur any “Change in Control” or any other similar event under and as defined in any of the Instruments governing any Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations related thereto.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Increase Expiration Date” means the earlier to occur of (a) the day that is the thirtieth (30th) day prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day), or (b) the last day of the Availability Period.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, for any Person and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income of such Person and its Subsidiaries for such period, plus (a) the following, without duplication and only to the extent deducted in calculating such Consolidated Net Income for such period: (i) Consolidated Interest Charges, amortization or write-off of deferred financing fees, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness of such Person and its Subsidiaries for such period; (ii) the provision for Federal, state, local and foreign income taxes payable by such Person and its Subsidiaries for such period (including, without limitation, any franchise taxes imposed in lieu of income taxes); (iii) depreciation and amortization expense; (iv) other non-recurring expenses of such Person and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (including non-cash expenses resulting from equity-based compensation); (v) amortization of intangibles (including, without limitation, goodwill) and organizational costs; (vi) write-downs of goodwill or other intangibles; and (vii) losses on sales of assets outside of the ordinary course of business; and minus (b) the following to the extent included in calculating such Consolidated Net Income for such period: (i) Federal, state, local and foreign income tax credits of such Person and its Subsidiaries for such period; (ii) all non-cash items increasing Consolidated Net Income for such period; and (iii) gains on sales of assets outside of the ordinary course of business.

For purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period: (A) the Consolidated EBITDA of any Person or attributable to any business acquired by the Borrower or by any of its Subsidiaries during such period shall be included on a Pro Forma Basis for such period (as if such Acquisition were completed on the first day of such period), unless, in the case of any such Acquisition, the Borrower and the Administrative Agent agree that such attributable Consolidated EBITDA is not material; and (B) the Consolidated EBITDA of any Person or attributable to any business sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period shall be excluded on a Pro Forma Basis for such period (as if such Disposition were completed on the first day of such period), unless, in the case of any such Disposition, the Borrower and the Administrative Agent agree that such attributable Consolidated EBITDA is not material.

“Consolidated Gross Revenue” means, for any period, for any Person and its Subsidiaries on a consolidated basis, the gross revenue of such Person and its Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for any Person and its Subsidiaries on a consolidated basis, the sum of: (a) all interest, premium payments, debt discount, fees, charges and related expenses of such Person and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case, to the extent treated as interest in accordance with GAAP; and (b) the portion of rent expense of such Person and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, in relation to the Borrower and its Subsidiaries for any period of four (4) consecutive Fiscal Quarters, the ratio of (a) the Consolidated EBITDA of the Borrower and its Subsidiaries for such period, to (b) the Consolidated Interest Charges of the Borrower and its Subsidiaries for such period.

“Consolidated Leverage Ratio” means, in relation to the Borrower and its Subsidiaries as of any date of determination, the ratio of (a) the Consolidated Total Debt of the Borrower and its Subsidiaries as of such date, to (b) the Consolidated EBITDA of the Borrower and its Subsidiaries for the then most recently ended period of four (4) consecutive Fiscal Quarters for which financial information of the Borrower has been furnished to the Administrative Agent by the Borrower.

“Consolidated Net Income” means, for any period, for any Person and its Subsidiaries on a consolidated basis, the net income of such Person and its Subsidiaries (excluding extraordinary or non-recurring income or gains and extraordinary or non-recurring expenses or losses) for such period.

“Consolidated Operating Profit” means, for any period, for any Person and its Subsidiaries on a consolidated basis, the operating income of such Person and its Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, for any Person and its Subsidiaries on a consolidated basis, the aggregate amount of all of the Indebtedness of such Person and its Subsidiaries as at such date.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any agreement, Instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means any of the following: (a) any Borrowing; or (b) any L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes any Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the L/C Issuer or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender, or any direct or indirect parent company thereof, by any Governmental Authority.

“Default Rate” means: (a) when used with respect to any Obligations, other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to Eurodollar Rate Loans, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loans, plus 2% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Letters of Credit, plus 2% per annum.

“Disclosure Schedule” means Schedule 5.17, dated as of the Closing Date, prepared and completed by the Borrower and delivered by the Borrower to the Administrative Agent and the Lenders in connection with this Agreement and identified as the “Disclosure Schedule”.

“Disposition” or “Dispose” means the sale, transfer or other disposition of any assets (other than by means of a simultaneous exchange of assets of a similar type and having comparable value), whether in one transaction or in a series of related transactions.

“Documentation Agent” means U.S. Bank National Association, in its capacity as documentation agent hereunder, or any successor documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Laws, including, without limitation, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all outstanding shares of capital stock of (or other ownership or profit interests in) such Person, all outstanding warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all outstanding securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other outstanding ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not the shares, underlying such warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization as described in Section 4241 of ERISA; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of “Eurodollar Rate.”

“Eurodollar Rate” means:

(a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage; and

(b) for any interest calculation with respect to any Base Rate Loan on any date, the rate per annum determined by the Administrative Agent to be equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day, or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means any Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any Obligations of the Borrower hereunder: (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located; (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii); and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or Section 3.01(a)(iii), or (iii) is imposed on any “withholdable payment” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of April 5, 2002, among the Borrower, Bank of America (successor by merger to Fleet National Bank), as agent, and a syndicate of lenders, as amended.

“Existing Indebtedness” has the meaning specified in Section 5.16.

“Existing Letters of Credit” means (a) the Irrevocable Letter of Credit issued in favor of Schmidt Property Management, LLC in the amount of $310,000 renewing as of December 16, 2009, and (b) the Irrevocable Letter of Credit issued in favor of Sentry Insurance A Mutual Company in the amount of $700,000 renewing as of June 30, 2009.

“Existing Priority Debt” has the meaning specified in Section 5.16.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Section 1471 through 1474 of the Code and any regulation or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the so-called Fee Letter, dated May 6, 2010, among the Borrower, the Administrative Agent and the Arranger, and (b) the so-called Administrative Agent’s Fee Letter, dated May 6, 2010, among the Borrower, the Administrative Agent and the Arranger.

“Finsub” means any bankruptcy-remote corporation or other Person that is a Wholly-Owned Subsidiary of the Borrower organized solely for the purposes of engaging in a Permitted Receivables Transaction.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year of the Borrower.

“Fiscal Year” means the fiscal year of the Borrower ending on June 30 of each calendar year.

“Foreign Lender” means any Lender that is created or organized under the Laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (including such a Lender when acting in the capacity of the L/C Issuer).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants or the SEC and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication: (a) any payment obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any Property of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include any endorsement for collection or deposit, in either case, in the ordinary course of business, or any customary and reasonable indemnity obligation in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than any such obligation with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary payment obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Historical Financial Statements” means, collectively, the Audited Financial Statements and the Interim Financial Statements.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as obligations, indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar Instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and other similar Instruments;

(c) net obligations of such Person under Swap Contracts;

(d) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business and estimated contingent payments (related to Acquisitions) prior to the date on which the amount of the same shall have been determined and shall have become due);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, indebtedness and other liabilities of such Person under or with respect to all capital leases, Synthetic Lease Obligations, Receivables Purchase Agreements and Sale-and-Leaseback Transactions;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash, cash equivalents or other Property (other than, in any case, Equity Interests in such Person), in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes of this Agreement: (i) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person; (ii) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; (iii) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date; (iv) the amount of any obligations under or with respect to any Receivables Purchase Agreement as of any date shall be deemed to be the amount of the Receivables Facility Attributable Indebtedness in respect thereof as of such date; and (v) the amount of any obligations or indebtedness under or with respect to any Sale-and-Leaseback Transaction as of any date shall be deemed to be the amount of the Sale-and-Leaseback Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangements in respect of its creditors, generally; in each case, undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

“Instrument” means any written contract, agreement, indenture, mortgage or other document or writing (whether a formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any right to any Lien is granted or perfected.

“Interest Payment Date” means: (a) as to any Loan other than any Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last day of each calendar month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided, however, that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Quarter ended March 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter of the Borrower and its Subsidiaries including footnotes.

“Investment” means, as to any Person, any direct or indirect Acquisition or other investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other Securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other Acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or Instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary of the Borrower) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit, plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include each of the Existing Letters of Credit.

“Letter of Credit Application” means any application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $30,000,000.  The Letter of Credit Sublimit is a part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any arrangement or other Instrument creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, and the Fee Letters.

“Loan Notice” means any notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of any Eurodollar Rate Loans, in each case, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” means “margin stock” as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material” means material in relation to the operations, business, Properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means: (a) any material adverse change in, or any material adverse effect upon, the operations, business, Properties or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (b) any material impairment of the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents or the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) any material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which the Borrower is a party.

“Material Contract” means, with respect to the Borrower or any of its Subsidiaries, any contract to which such Person is a party and that is material to the operations, business, Properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

“Material Subsidiary” means, in relation to the Borrower, (a) any Subsidiary of the Borrower that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933 (replacing references to 10 percent therein to 5 percent), or (b) any group of Subsidiaries of the Borrower that, together, would constitute such a “Material Subsidiary” of the Borrower under clause (a) of this definition.

“Maturity Date” means June 16, 2013; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Permitted Other Debt” means, as of any date or time of determination, (a) the Maximum Permitted Total Debt as of such date or time, less (b) the aggregate unpaid principal amount of all of the Indebtedness under the Loan Documents as of such date or time.

“Maximum Permitted Total Debt” means, as of any date or time of determination, the maximum aggregate amount of the Consolidated Total Debt of the Borrower and its Subsidiaries that would be permitted as of such date or time of determination by the Consolidated Leverage Ratio then in effect under Section 7.11(b), such determination to be made on the basis of the Consolidated EBITDA of the Borrower and its Subsidiaries for the then most recently ended period of four (4) consecutive Fiscal Quarters for which financial information of the Borrower has been furnished to the Administrative Agent by the Borrower.

“Measurement Period” means any period of four (4) consecutive Fiscal Quarters of the Borrower.

“Meredith Family” means, collectively: (a) the lineal descendants by blood or adoption of E.T. Meredith (“descendants”), and the spouses and surviving spouses of such descendants; (b) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (a) of this definition; and (c) any corporation, partnership, limited liability company or other business organization so long as (i) one or more individuals or entities described in clause (a) or clause (b) of this definition possess, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business organization, and (ii) substantially all of the ownership, beneficial or other Equity Interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clause (a) or clause (b) of this definition.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” means any promissory note made by the Borrower in favor of any Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower of any Insolvency Proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such Insolvency Proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, Instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means: (a) with respect to all or any of the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any applicable L/C Credit Extension occurring on such date and any other changes in the aggregate amount of such L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act, and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Receivables Transaction” means, collectively: (a) the sale or other transfer, or transfer of interest, by the Borrower or any Subsidiary of the Borrower of Receivables Assets to any Subsidiary of the Borrower (including, without limitation, Finsub) or to the Borrower in exchange for consideration equal to the fair market value of the related Receivables; (b) the entry by the Borrower or by any one or more of its Subsidiaries into one or more Receivables Purchase Agreements; and (c) the entry by the Borrower and any such Subsidiaries into such ancillary agreements, Guarantees, documents or other Instruments as are necessary or advisable in connection with Receivables Program Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Priority Debt” means, without duplication, the sum of: (a) all Indebtedness of the Borrower secured by Liens permitted by Section 7.01(j), 7.01(k), 7.01(l), 7.01(m), 7.01(n), 7.01(o), 7.01(p) or 7.01(q); plus (b) all Indebtedness of each of the Subsidiaries of the Borrower (excluding any Indebtedness owed solely and exclusively to the Borrower or to any Wholly-Owned Subsidiaries of the Borrower); plus (c) all Receivables Facility Attributable Indebtedness of the Borrower and its Subsidiaries, as determined on a consolidated basis; plus (d) all Sale-and-Leaseback Attributable Debt of the Borrower and its Subsidiaries, as determined on a consolidated basis.

“Pro Forma Basis” means, with respect to compliance with any test or covenant for any period hereunder, compliance with such test or covenant after giving effect to any proposed Disposition, Acquisition, incurrence or repayment of Indebtedness or other action which requires compliance on a pro forma basis, giving effect (among other things) to adjustments to increase or (as the case may be) decrease Consolidated EBITDA, and using, for purposes of determining such compliance, the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated (a) as if such Disposition, Acquisition, incurrence or repayment of Indebtedness or other action, and any other such action which has been consummated during such period, and any Indebtedness or other liabilities incurred in connection with any such actions, had been consummated at the beginning of such period, and (b) otherwise in conformity with such reasonable procedures as shall from time to time be reasonably approved by the Administrative Agent and the Borrower; provided, however, that all of the calculations referred to herein shall be in reasonable detail and in a form reasonably satisfactory to the Administrative Agent in all material respects.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Lender” has the meaning specified in Section 6.02.

“Receivable” means all indebtedness and other obligations owed by any Person to the Borrower or any Subsidiary of the Borrower or in which the Borrower or any Subsidiary of the Borrower has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or lease of goods or the rendering of services by the Borrower or any such Subsidiary, including the obligation to pay finance charges with respect thereto.

“Receivables Assets” means, collectively, all existing or hereafter acquired or arising Receivables of the Borrower or any Subsidiary of the Borrower, the Related Security with respect thereto, the collections and proceeds of such Receivables and Related Security, all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited and all other rights and payments relating to such Receivables.

“Receivables Facility Attributable Indebtedness” means, on any date with respect to any Receivables Purchase Agreement, the amount of all obligations outstanding as of such date under such Receivables Purchase Agreement that would be characterized as principal if the facility thereunder were structured as a secured lending transaction rather than as a purchase.

“Receivables Program Documents” means, collectively: (a) the Receivables Sale Agreement, dated April 9, 2002, by and among Meredith Funding Corporation, the Borrower and the other originators party thereto from time to time, as amended; (b) the Receivables Purchase Agreement, dated April 9, 2002, by and among Meredith Funding Corporation, the Borrower, as servicer, Falcon Asset Securitization Company LLC, the financial institutions from time to time party thereto, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as agent, as amended; and (c) all receivables sale agreements, receivable purchase agreements or other written Instruments that may from time to time be entered into by the Borrower or any of its Subsidiaries, including Finsub, in connection with any receivables program, as any of the agreements or Instruments referred to in clause (a), (b) or (c) of this definition may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

“Receivables Purchase Agreement” means any receivables purchase agreement or other receivables financing agreement with one or more Receivables Purchasers pursuant to which some or all of such Receivables Purchasers will purchase undivided interests in, or otherwise finance, Receivables Assets.

“Receivables Purchaser” means any purchaser or investor that purchases undivided interests in or otherwise finances Receivables Assets, and includes any agent of any such purchaser or investor.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Security” means, with respect to any Receivable: (a) the inventory and goods, the sale, financing or lease of which gave rise to such Receivable, and all insurance contracts with respect thereto; (b) all security interests or Liens and the Property subject thereto purporting to secure payment of such Receivable, together with all financing statements and security agreements describing any collateral securing such Receivable; (c) all Guarantees, letters of credit, insurance and other Instruments or arrangements supporting or securing the payment of such Receivable; (d) all invoices, agreements, contracts, records, books and other information relating to such Receivable or the Person obligated to pay such Receivable; (e) any rights of the Borrower or any Subsidiary of the Borrower under any agreement, document or guaranty executed or delivered in connection with a Permitted Receivables Transaction; and (f) all proceeds of the foregoing.

“Rentals” means and includes, as of any date or time of determination, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property) payable by the Borrower or any of its Subsidiaries, as lessee or sublessee under any lease of real or personal Property, but shall be exclusive of any amounts required to be paid by the Borrower or any of its Subsidiaries (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and other similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Reportable Event” means any of the events that would be a reportable event under Section 4043(c) of ERISA as in effect as of the date of this Agreement, other than an event for which the 30 day notice period has been waived or would have been waived under the regulations in effect under Section 4043(c) of ERISA as of the date of this Agreement.

“Request for Credit Extension” means: (a) with respect to any Borrowing, conversion or continuation of Loans, a Loan Notice; and (b) with respect to any L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Commitments, or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided, however, that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, in relation to any Person, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Person, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers of the Borrower in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Person, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interests of the Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interests of the Borrower, or on account of any return of capital to the Borrower’s stockholders.

“Sale-and-Leaseback Attributable Debt” means in relation to any Sale-and-Leaseback Transaction as of any date or time of determination, the greater of (a) the fair market value of the Property or assets which is or are the subject of such Sale-and-Leaseback Transaction (as reasonably determined in good faith by the Chief Financial Officer or Controller of the Borrower at or about the time of the consummation of such Sale-and-Leaseback Transaction), or (b) the aggregate amount of Rentals due and to become due (discounted from the respective due dates thereof at the interest rate implicit in such Rentals and otherwise in accordance with GAAP) under the leases relating to such Sale-and-Leaseback Transaction.

“Sale-and-Leaseback Transaction” means any transaction or series of transactions pursuant to which the Borrower or any of its Subsidiaries shall sell or transfer to any Person (other than the Borrower or any of its Subsidiaries) any Property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Borrower or any of its Subsidiaries shall rent or lease as lessee (other than pursuant to a capital lease), or similarly acquire the right to possession or use of, such Property or one or more other Properties used or to be used for the same purpose or purposes as such Property.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means any Equity Interests, bonds, debentures, promissory notes or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or, in general, any Instruments commonly known as “securities”.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than Securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and BBVA Compass Bank, each in its respective capacity as syndication agent hereunder, or any successor syndication agent.

“Synthetic Lease Obligation” means, with respect to any Person, the monetary obligation of such Person under (a) any so-called synthetic, off-balance sheet or tax retention lease, or (b) any agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $25,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of the Borrower one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

1.02. Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof; (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (vi) the words “asset” and “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended: (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing: (i) the Total Outstandings shall not exceed the Aggregate Commitments; and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or any conversion of any Eurodollar Rate Loans to Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify: (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans; (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (C) the principal amount of Loans to be borrowed, converted or continued; (D) the Type of Loans to be borrowed or to which existing Loans are to be converted; and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding paragraph (a).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than [2:00] p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of any Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all outstanding Loans.

2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein:  (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with paragraph (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided, however, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, however, that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension, or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and, in each such case, directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement, or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the second Business Day immediately following the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing with interest thereon from the Honor Date at an annual rate equal to (subject always to clause (iii) of this paragraph (c)) the Base Rate, plus the Applicable Rate for Base Rate Loans.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect and accepted by the L/C Issuer in good faith; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary;

provided, however, that, anything herein to the contrary notwithstanding, the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct and actual damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrower to the maximum extent permitted by Applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a final and nonappealable judgment of a court of competent jurisdiction) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(h) Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”), for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of any Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee, with respect to each standby Letter of Credit, at the rate of 1/4th of 1% (25 basis points) per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries of the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04. Increase in Commitments.

(a) Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time prior to the Commitment Increase Expiration Date request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $150,000,000; provided, however, that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower may make a maximum of three (3) such requests, (iii) no such request may be made on or after the Commitment Increase Expiration Date, and (iv) no such request may be made after the termination or any reduction of the Aggregate Commitments pursuant to Section 2.06.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).  No increase in the Aggregate Commitments may be made pursuant to this Section 2.04 at any time on or after the Commitment Increase Expiration Date.

(b) Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section 2.04, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.04, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.  The Borrower shall prepay any Loans outstanding on the Increase Effective Date, which may be repaid with new Loans on such date (and pay any additional amounts required pursuant to Section 3.05), to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.04.

(f) Conflicting Provisions.  This Section 2.04 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.05. Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) two (2) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.  Notwithstanding anything to the contrary contained in this Agreement (but subject always to the provisions of Section 3.05), the Borrower may rescind any notice of prepayment under this paragraph (a) if such prepayment would have been made with proceeds of any refinancing of the Obligations, and such refinancing is not consummated or is otherwise delayed.

(b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall promptly (but, in any event, within two (2) Business Days) prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this paragraph (b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

2.06. Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments, in any such case, without any premium or penalty; provided, however, that:  (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction; (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof; (c) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments; and (d) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The amount of any such reduction of the Aggregate Commitments shall not otherwise be applied to the Letter of Credit Sublimit unless specified by the Borrower.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Aggregate Commitments if such termination would have been effected in connection with any refinancing of the Obligations and such refinancing is not consummated or is otherwise delayed.

2.07. Repayment of Loans; Final Maturity of All Obligations.

(a) The Borrower shall repay to the Lenders in full on the Maturity Date the entire unpaid principal amount of all of the Loans outstanding on the Maturity Date.

(b) Anything in this Agreement or in any of the other Loan Documents express or implied to the contrary notwithstanding, there shall become and be absolutely and unconditionally due and payable on the Maturity Date, and the Borrower hereby promises to pay on the Maturity Date, the entire principal of all of the Obligations then remaining unpaid, all of the unpaid interest accrued thereon, all of the unpaid fees accrued thereon and all other unpaid sums and other Obligations owing under this Agreement or any of the other Loan Documents.

2.08. Interest.

(a) Subject to the provisions of paragraph (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period, plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate, plus the Applicable Rate.

(b) (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand by the Administrative Agent from time to time.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding under any Debtor Relief Law.

2.09. Fees.  In addition to certain fees described in paragraphs (h) and (i) of Section 2.03:

(a) Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of all of the Loans, and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and also on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.  The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, however, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement (other than, for purposes of this paragraph (b), any restatement required by changes in GAAP) of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate, and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5P.103-1(c) as agent for the Borrower, in each case, in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in paragraph (a) of this Section 2.11, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii) A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this paragraph (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13. Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14. Cash Collateral.

(a) Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first-priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (B) the Person providing Cash Collateral and the L/C Issuer, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15. Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and, eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, and (B) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  That Defaulting Lender (A) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, however, that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the amount, if any, by which (1) the maximum amount of the Commitment of that non-Defaulting Lender from time to time in effect, shall exceed (2) the sum of the aggregate Outstanding Amount of the Loans of that Lender, plus that Lender’s pro rata share of the Outstanding Amount of all L/C Obligations.

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by Applicable Law be made free and clear of and without reduction or withholding for any Taxes.  If, however, Applicable Law requires the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to paragraph (e) of this Section 3.01.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to paragraph (e) of this Section 3.01, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) of Indemnified Taxes or Other Taxes the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes or Other Taxes been made.

(b) Payment of Other Taxes by the Borrower.  Without limiting or duplicating the provisions of paragraph (a) of this Section 3.01, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Tax Indemnifications.  (i) Without limiting the provisions of paragraph (a) or (b) of this Section 3.01, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, in connection with the Loan Documents or Obligations, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this paragraph (c).  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of paragraph (a) or paragraph (b) of this Section 3.01, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to paragraph (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.  (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by Applicable Law or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine: (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes; (B) if applicable, the required rate of withholding or deduction; and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)           Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Law of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds.  Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund within thirty (30) days (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This paragraph (f) shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02. Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, at the Borrower’s election and without regard to the conditions precedent set forth in Section 4.02, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, within fifteen (15) days after demand by such Lender or the L/C Issuer setting forth in reasonable detail such increased costs, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender or the L/C Issuer setting forth in reasonable detail the change and the calculation of such reduced rate of return, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, within fifteen (15) days after receipt of such demand, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or paragraph (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05. Compensation for Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss (other than loss of Applicable Rate), cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits, but including, in any event, any loss or expense incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender or the L/C Issuer, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04 or gives notice pursuant to Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07. Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals, if and to the extent required by this Agreement) unless otherwise specified, each (in the case of Instruments to be signed by the Borrower) properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a signed original of a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer of the Borrower authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the State of Iowa;

(v) from Sidley Austin LLP, special counsel for the Borrower, a favorable opinion addressed to the Administrative Agent and each Lender as to the matters set forth in Part A of Exhibit E, and from John S. Zieser, Esq., Chief Development Officer, General Counsel and Secretary of the Borrower, a favorable opinion addressed to the Administrative Agent and each Lender as to the matters set forth in Part B of Exhibit E, and, in each case, covering such other matters incident to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied, (B) that there has been no event or circumstance since the date of the Interim Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) a calculation of the Consolidated Leverage Ratio as of the Closing Date, such Consolidated Leverage Ratio to be calculated on the basis of (1) the Consolidated Total Debt of the Borrower and its Subsidiaries as of the Closing Date after giving pro forma effect to all Credit Extensions to be made on the Closing Date, and (2) the Consolidated EBITDA of the Borrower and its Subsidiaries for the then most recently ended period of four (4) consecutive Fiscal Quarters for which financial information of the Borrower has been furnished by the Borrower to the Administrative Agent and the Lenders; and

(viii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and that all obligations thereunder have been or concurrently with the Closing Date are being repaid in full upon the terms of a payoff letter satisfactory to the Borrower and the Administrative Agent.

(b) Any fees required to be paid by the Borrower pursuant to the Fee Letters on or before the Closing Date shall have been paid.

(c) The Borrower shall have paid, directly to counsel for the Administrative Agent, all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced not less than two (2) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before August 31, 2010.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received a written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02. Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any Instrument furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which shall instead be true and correct) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which shall instead be true and correct) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in paragraphs (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to paragraphs (a) and (b), respectively, of Section 6.01.

(b) The Consolidated Leverage Ratio as of the date of the applicable Credit Extension shall not exceed the maximum Consolidated Leverage Ratio then permitted by Section 7.11(b), such Consolidated Leverage Ratio to be calculated on the basis of (i) the Consolidated Total Debt of the Borrower and its Subsidiaries as of the date of such Credit Extension after giving pro forma effect to all Credit Extensions to be made on such date, and (ii) the Consolidated EBITDA of the Borrower and its Subsidiaries for the then most recently ended period of four (4) consecutive Fiscal Quarters for which financial information of the Borrower has been furnished to the Administrative Agent by the Borrower.

(c) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(d) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power.  Each of the Borrower and its Subsidiaries: (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, and (ii) in the case of the Borrower, execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its Properties or the conduct of its business requires such qualification or license; except, in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which the Borrower is a party or affecting the Borrower or the Properties of the Borrower or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law applicable to the Borrower; except, in each case referred to in clause (b) or (c), to the extent that any such conflict, breach, contravention, creation, requirement or violation could not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which the Borrower is a party; except to the extent that the failure to so obtain any such approval, consent, exemption or authorization or so perform any such action, so provide any such notice or so make any such filing could not reasonably be expected to have a Material Adverse Effect.

5.04. Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder by the Borrower, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document when so delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable Debtor Relief Laws or other similar Laws relating to or affecting creditors’ rights generally or by equitable principles relating to enforceability.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including Material liabilities for taxes, commitments and Indebtedness.

(b) The Interim Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of complete footnotes and to year-end audit adjustments.  Except as specifically disclosed in Section 5.05 of the Disclosure Schedule, all Material Indebtedness and other Material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the Closing Date, including Material liabilities for taxes, commitments and Indebtedness, are shown in such Interim Financial Statements.

(c) Since the date of the Interim Financial Statements through the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) All financial statements relating to the Borrower and its Subsidiaries from time to time delivered by the Borrower pursuant to Section 6.01: (i) will, when delivered, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject only (in the case of unaudited statements) to normal year-end adjustments and the absence of footnotes; and (ii) will, when delivered, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of income or operations and cash flows of the Borrower and its Subsidiaries for the periods covered thereby.

5.06. Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their Properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Section 5.06 of the Disclosure Schedule, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on the Borrower or any Subsidiary thereof, of the matters described in Section 5.06 of the Disclosure Schedule.

5.07. No Default.  Neither the Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens.  Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09. Environmental Compliance.  The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Laws on their respective businesses, operations and Properties, and, as a result thereof, the Borrower has reasonably concluded that, except as specifically disclosed in Section 5.09 of the Disclosure Schedule, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10. Insurance.  The Properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower or any of its Subsidiaries operates.  Except for the Borrower’s Captive Insurance Subsidiaries, none of such insurance companies is an Affiliate of the Borrower.

5.11. Taxes.  Each of the Borrower and its Subsidiaries has filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except for any taxes, assessments, fees and other governmental changes (a) the amount of which is not, individually or in the aggregate, Material, or (b) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with and to the extent required by GAAP.  There is no proposed tax assessment against the Borrower or any of its Subsidiaries that could, if made, reasonably be expected to have a Material Adverse Effect.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of ERISA’s fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i)  No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, that could reasonably be expected to have a Material Adverse Effect; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained with respect to any Pension Plan; except any failure with respect to the Pension Funding Rules that could not reasonably be expected to have a Material Adverse Effect; (iii) as of the most recent valuation date for any Pension Plan that is subject to Section 430 of the Code, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC, other than (A) for the payment of premiums, and there are no premium payments which have become due that are unpaid, and (B) liabilities that would not, either individually or in the aggregate, be Material; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC for which any liability remains outstanding as of the date of this Agreement, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13. Subsidiaries of Borrower; Etc.

(a) Section 5.13(a) of the Disclosure Schedule identifies, at and as of the Closing Date, each Subsidiary of the Borrower.  Section 5.13(a) of the Disclosure Schedule identifies, with respect to each of the Subsidiaries of the Borrower identified in Section 5.13(a) of the Disclosure Schedule, at and as of the Closing Date: (i) the State or other jurisdiction of organization of each such Person; and (ii) the percentage of the Equity Interests in each such Subsidiary that are owned or controlled (whether legally or beneficially, and whether directly or indirectly) by the Borrower or by any of its Wholly-Owned Subsidiaries.

(b) All of the outstanding shares of capital stock or other similar Equity Interests of each Subsidiary of the Borrower shown in Section 5.13(a) of the Disclosure Schedule as being owned by the Borrower or by any of its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or by a Subsidiary of the Borrower, in each case, free and clear of any Liens (except as otherwise disclosed in Section 5.13(b) of the Disclosure Schedule).

(c) No Subsidiary of the Borrower (other than Finsub) is a party to or bound by any Contractual Obligation, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the agreements listed in or by reference in Section 5.13(c) of the Disclosure Schedule and customary limitations imposed by corporate law or similar statutes), restricting or otherwise limiting the ability of such Subsidiary to pay dividends out of profits or to make any other similar distributions of profits to the Borrower or any of its Subsidiaries.

5.14. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither the Borrower nor any Subsidiary of the Borrower is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Compliance with Laws.  Each of the Borrower and its Subsidiaries thereof is in compliance in all material respects with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16. Existing Indebtedness; Etc.

(a) Each item of Indebtedness of the Borrower or of any of its Subsidiaries, the outstanding principal amount of which is $25,000,000 or more on or as of the Closing Date, is identified in or by reference in Section 5.16(a) of the Disclosure Schedule (all of the items of Indebtedness so identified (other than Indebtedness under the Loan Documents) being herein called, collectively, the “Existing Indebtedness”).  Except as otherwise disclosed in or by reference in Section 5.16(a) of the Disclosure Schedule, none of the Borrower or any of its Subsidiaries is in default in the payment of any Existing Indebtedness, or in default or breach in any material respect in the performance of any other Material obligation under any Instruments evidencing or governing any Existing Indebtedness or pursuant to which any such Existing Indebtedness was issued or secured.

(b) Each item of Priority Debt in existence on or as of the Closing Date is identified in or by reference in Section 5.16(b) of the Disclosure Schedule (all of the items of Priority Debt so identified being herein called, collectively, the “Existing Priority Debt”).  Except as otherwise disclosed in or by reference in Section 5.16(b) of the Disclosure Schedule, none of the Borrower or its Subsidiaries is in default in the payment of any Existing Priority Debt, or in default or breach in any material respect in the performance of any other Material obligation under any Instruments evidencing or governing any Existing Priority Debt or pursuant to which any such Existing Priority Debt was issued or secured.

(c) The Maximum Permitted Total Debt on and as of the Closing Date is stated in Section 5.16(c) of the Disclosure Schedule.  The aggregate amount of the Priority Debt on and as of the Closing Date is stated in Section 5.16(c) of the Disclosure Schedule.

(d) Except as otherwise disclosed in Section 5.16(d) of the Disclosure Schedule, neither the Borrower nor any Subsidiary of the Borrower has agreed or otherwise covenanted to cause or permit in the future (upon the happening of any contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to any Liens not permitted by Section 7.01.

(e) Neither the Borrower nor any Subsidiary of the Borrower is a party to, or otherwise subject to any provision contained in, any Instrument evidencing Indebtedness of the Borrower or of any Subsidiary of the Borrower, any agreement relating thereto or any other Instrument (including, but not limited to, its Organization Documents), which limits the amount of, or otherwise imposes restrictions on the creation, incurrence or assumption of, Indebtedness of the Borrower or of any of its Subsidiaries, except as otherwise disclosed in Section 5.16(e) of the Disclosure Schedule.

5.17. Intellectual Property; Licenses; Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, in each case, without any known conflict with the rights of any other Person that could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary thereof infringes upon any rights held by any other Person, which infringement could reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Section 5.17 of the Disclosure Schedule, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18. Disclosure.  No report, financial statement, certificate or other written information (other than information of a general economic or industry-specific nature, as to which the Borrower makes no representation) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and at the time so made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being expressly understood that projections are not to be viewed as facts, and that actual results may differ materially from projections).

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of the Subsidiaries of the Borrower to:

6.01. Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal year ended June 30, 2010), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Year, in each case, setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ended September 30, 2010), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, the related consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s Fiscal Year then ended, in each case, setting forth in comparative form the figures for the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) of this Section 6.01, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02. Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default, or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) (commencing with the delivery of the financial statements for the Fiscal Year ended June 30, 2010), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) if, in any Fiscal Quarter, any direct or indirect Subsidiary of the Borrower shall be created, formed or acquired by the Borrower or by any of its Subsidiaries or shall cease to be an inactive Subsidiary, furnish in the Compliance Certificate for such Fiscal Quarter information identifying such Subsidiary and setting forth with respect to such Subsidiary the information required by Section 5.13 with respect to the Subsidiaries of the Borrower as of the Closing Date; provided, however, that such information shall not be required for inactive Subsidiaries unless and until such inactive Subsidiaries shall become active Subsidiaries; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, if so required by the Administrative Agent, the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (A) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective Securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ Securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities: (1) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

6.03. Notices.  After a Responsible Officer of the Borrower has obtained knowledge thereof, promptly notify the Administrative Agent (and the Administrative Agent will promptly notify each Lender):

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, without limitation,  if and to the extent that any of the following matters could reasonably be expected to result in a Material Adverse Effect: (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries, including any determination by the Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity each (if any) provision of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations.  Pay and discharge, as the same shall become due and payable in the normal course of business, all its obligations and liabilities in respect of tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, or (b) the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

6.05. Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdictions), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in the case of clause (a) or (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, or (ii) pursuant to any transaction permitted by Section 7.04 or 7.05; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties.  Maintain, preserve and protect all of its Material Properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

6.08. Compliance with Laws.  Comply in all material respects with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records.  Maintain proper books of record and account (a) in which shall be made entries that are full, true and correct in all material respects and that are in material conformity with GAAP consistently applied, and (b) which shall reflect all material financial transactions and matters involving the assets and business of the Borrower or any of its Subsidiaries (it being understood and agreed that any foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principals in their respective countries of organization and such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

6.10. Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.  All of the reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent, the Lenders and the L/C Issuer, in connection with the conduct of each of such visits and inspections shall be for the account of the Administrative Agent, such Lender or the L/C Issuer, as the case may be; provided, however, that the Borrower shall be responsible for the costs and expenses of such visits and inspections while any Events of Default are continuing.

6.11. Use of Proceeds.  Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Applicable Law or of any Loan Document.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any of its Subsidiaries to, whether directly or indirectly:

7.01. Liens.  Create, incur, assume or permit or otherwise suffer to exist any Liens upon any of its Property or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens for Taxes that (i) are not yet due, (ii) the payment of which is not at the time required by Section 6.04, or (iii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (i) which are not overdue for a period of more than thirty (30) days, (ii) the payment of which is not at the time required by Section 6.04, or (iii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and other related insurance (including pledges or deposits to secure letters of credit in connection therewith), other (in any case) than any Liens imposed by ERISA;

(d) deposits to secure (or to obtain letters of credit to secure) the performance of bids, trade contracts and leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and Liens incidental to the conduct of its business or the ownership of its assets, provided that each of such deposits and Liens (i) is created, incurred or assumed in the ordinary course of business, and (ii) is not (in any case) created, incurred or assumed in connection with any borrowing of money, obtaining of loans or advances or payment of the deferred purchase price of Property;

(e) easements, rights-of-way, restrictions and other similar encumbrances affecting real Property which, in the aggregate, are not Material in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business by the Borrower or any of its Subsidiaries;

(f) licenses, sublicenses, leases or subleases granted in the ordinary course of business by the Borrower or any of its Subsidiaries to any other Person or Persons;

(g) Liens securing judgments for the payment of money not constituting a Default under Section 8.01(h);

(h) Liens securing Indebtedness that is owed solely and exclusively to the Borrower or to any of its Wholly-Owed Subsidiaries and to no other Person or Persons;

(i) Liens on Receivables Assets (whether now existing or hereafter acquired or arising) created or incurred pursuant to Receivables Program Documents;

(j) Liens created, incurred or assumed to secure all or any part of the purchase price, or to secure Indebtedness created, incurred or assumed to pay all or any part of the purchase price or cost of construction, of Property (or any improvements thereon) acquired or constructed by the Borrower or by any of its Subsidiaries after the Closing Date; provided, however, that:

(i) any such Lien shall extend solely to the item or items of Property (or improvements thereon) so acquired or constructed and, if required by the terms of the Instrument originally creating such Lien, other Property (or improvements thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed Property (or improvements thereon) or which is real Property being improved by such acquired or constructed Property (or improvements thereon);

(ii) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Borrower or to any of its Subsidiaries of the Property (or improvements thereon) so acquired or constructed, and (B) the fair market value (as determined in good faith by the Chief Financial Officer or Controller of the Borrower) of such Property (or improvements thereon) at the time of such acquisition or construction;

(iii) any such Lien shall be created contemporaneously with, or within eighteen (18) months after, the acquisition or construction of such Property; and

(iv) the Indebtedness secured by such Lien shall, at the time of the creation, incurrence or assumption thereof, be permitted by Section 7.03, and, both immediately before and immediately after giving effect to the creation, incurrence or assumption of such Indebtedness, no Default shall be continuing or shall result therefrom;

(k) Liens existing on Property of any Person immediately prior to its being consolidated with or merged into the Borrower or any of the Borrower’s Subsidiaries or prior to its becoming a Subsidiary of the Borrower, or any Liens existing on any Property acquired by the Borrower or by any of its Subsidiaries at the time such Property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided, however, that: (i) no such Lien shall have been created, incurred or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary of the Borrower or such acquisition of Property; (ii) any such Lien shall extend solely to the item or items of Property so acquired and, if required by the terms of the Instrument originally creating such Lien, other Property which is an improvement to or is acquired for specific use in connection with such acquired Property; and (iii) the Indebtedness secured by such Lien shall, at the time of the creation, incurrence or assumption thereof, be permitted by Section 7.03, and, both immediately before and immediately after giving effect to the creation, incurrence or assumption of such Indebtedness, no Default shall be continuing or shall result therefrom;

(l) Liens extending, renewing or refunding any Liens permitted by clause (j) or clause (k) of this Section 7.01; provided, however, that: (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced; (ii) such Lien is not extended to any other Property; (iii) the Indebtedness secured by such Lien shall, at the time of such extension, renewal or refunding, be permitted by Section 7.03, and (iv) both immediately before and immediately after giving effect to any such extension, renewal or refunding, no Default shall be continuing or shall result therefrom;

(m) the security interest contemplated by Section 18.3 of that certain Trademark License Agreement among Meredith Corporation, as Licensor, Better Homes & Garden Real Estate Licensee LLC, as the successor to Project Five TM LLC, as Licensee, and Realogy Corporation, as Guarantor, dated as of October 3, 2007, as amended (so long as any such amendment does not provide for any change to the obligations secured thereby as in effect on the Closing Date);

(n) Liens on Margin Stock;

(o) Liens existing on the Closing Date securing Indebtedness outstanding on such date in an aggregate principal amount not to exceed $5,000,000;

(p) Liens arising from precautionary UCC Financing Statements or similar filings; and

(q) other Liens that are not otherwise permitted by any of clauses (a) through (p) of this Section 7.01 and that secure Indebtedness of the Borrower or any of its Subsidiaries; provided, however, that: (i) the Indebtedness secured by any such Lien shall, at the time of the creation, incurrence or assumption thereof, be permitted by Section 7.03; (ii) both immediately before and immediately after giving effect to the creation, incurrence or assumption of such Indebtedness, no Default shall be continuing or shall result therefrom; and (iii) if and to the extent that any of such Indebtedness constitutes Priority Debt, then, after giving effect on a Pro Forma Basis to the creation, incurrence or assumption thereof, all Priority Debt shall not exceed twenty-five percent (25%) of Maximum Permitted Total Debt.

7.02. Investments.  Make any Investments, except:

(a) Investments held by the Borrower or by any of its Subsidiaries in the form of cash or cash equivalents;

(b) loans and advances from time to time made in the ordinary course of business to officers, directors and employees of the Borrower or of any of its Subsidiaries; provided, however, that the aggregate outstanding principal amount of all of such loans and advances to all such Persons shall not at any time exceed $5,000,000;

(c) pledges and deposits permitted by clause (c) or by clause (d) of Section 7.01;

(d) Investments, including loans and advances, by the Borrower in or to any Wholly-Owned Subsidiary of the Borrower (other than Finsub), and Investments, including loans and advances, by any Wholly-Owned Subsidiary of the Borrower in or to the Borrower or in or to any other Wholly-Owned Subsidiary of the Borrower (other than Finsub);

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 7.03;

(g) Investments, including loans and advances, made in or to the Borrower or in or to any of the Subsidiaries of the Borrower pursuant to and upon the terms contained in the Receivables Program Documents; provided, however, that each of such Investments shall, at the time made, be permitted by the provisions of Section 7.01 and Section 7.03;

(h) Acquisitions by the Borrower or by any of its Subsidiaries; provided, however, that:  (i) with respect to any Acquisition involving the acquisition of the ownership or Control of Equity Interests of any Person, such Acquisition shall be made on a negotiated basis with the approval of the board of directors (or equivalent governing body) of the Person to be acquired and, if necessary, the approval of the shareholders of the Person to be acquired; and (ii) if the aggregate fair market value of all of the consideration paid or payable for or with respect to any such Acquisition shall exceed $250,000,000, then the Borrower shall have delivered to the Administrative Agent, not less than five (5) Business Days prior to the completion of such Acquisition, a certificate of a Responsible Officer of the Borrower stating that, immediately after giving effect on a Pro Forma Basis to such Acquisition (A) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11, and (B) both immediately before and immediately after giving effect to such Acquisition, no Default shall be continuing or shall result therefrom; and

(i) other Investments not otherwise permitted by any of the other clauses of this Section 7.02; provided, however, that the aggregate amount (determined on a consolidated basis for the Borrower and its Subsidiaries) of all of the Investments so made after the Closing Date pursuant to this clause (i) shall not exceed $250,000,000.

7.03. Indebtedness.

(a) Create, incur, assume or permit or otherwise suffer to exist any Indebtedness, except:

(i) Indebtedness of the Borrower under the Loan Documents;

(ii) Indebtedness of the Borrower to any of its Subsidiaries, and Indebtedness of any of the Borrower’s Subsidiaries to the Borrower or any of Borrower’s other Subsidiaries; and

(iii) other Indebtedness of the Borrower or of any of its Subsidiaries not otherwise permitted by clause (i) or (ii) of this paragraph (a); provided, however, that: (A) the aggregate amount (determined for the Borrower and its Subsidiaries on a consolidated basis) of all of such other Indebtedness permitted under this clause (iii) shall not at any time exceed the Maximum Permitted Other Debt at such time; and (B) as provided by paragraph (b) of this Section 7.03, the aggregate amount of Priority Debt of the Borrower and its Subsidiaries shall not at any time exceed twenty-five percent (25%) of the Maximum Permitted Total Debt at such time.

(b) Cause or permit the aggregate amount of Priority Debt of the Borrower and its Subsidiaries at any time to exceed twenty-five (25%) of the Maximum Permitted Total Debt at such time.

7.04. Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as both immediately before and immediately after giving effect to any such transaction, no Default shall be continuing or shall result therefrom:

(a) any Subsidiary of the Borrower (other than Finsub) may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of the Borrower, provided that when any Wholly-Owned Subsidiary of the Borrower, is merging with another Subsidiary of the Borrower, the Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary of the Borrower (other than Finsub) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary of the Borrower (other than Finsub); provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee must either be the Borrower or a Wholly-Owned Subsidiary of the Borrower; and

(c) the Borrower may merge with any other Person, provided that (i) the Borrower shall be the continuing or surviving Person, and (ii) such Person was organized under the Laws of the United States of America or one of its states.

For the avoidance of doubt, any Disposition made in connection with a Permitted Receivables Transaction shall not constitute a breach of this Section 7.04.

7.05. Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out Property in the ordinary course of business;

(b) Dispositions of other Property in the ordinary course of business;

(c) Dispositions of equipment or real Property if and to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property, or (ii) the proceeds of such Disposition are or will be applied to the purchase price of such replacement Property;

(d) Dispositions of Property by any Subsidiary of the Borrower (other than Finsub) to the Borrower or to any other Subsidiary of the Borrower (other than Finsub); provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary of the Borrower, then the transferee must either be the Borrower or a Wholly-Owned Subsidiary of the Borrower;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions by the Borrower or by any of its Subsidiaries of Property pursuant to Sale-and-Leaseback Transaction; provided, however, that: (i) immediately after giving effect on a Pro Forma Basis to such Sale-and-Leaseback Transaction, (A) the aggregate amount of all Priority Debt (including, without limitation, Sale-and-Leaseback Attributed Debt) at such time shall not exceed twenty-five (25%) percent of Maximum Permitted Total Debt at such time, and (B) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11; and (ii) both immediately before and immediately after giving effect to such Sale-and-Leaseback Transaction, no Default shall be continuing or shall result therefrom;

(g) Dispositions of Receivables Program Assets in connection with any Permitted Receivables Transaction and pursuant to Receivables Program Documents; provided, however, that: (i) immediately after giving effect on a Pro Forma Basis to such Permitted Receivables Transaction, (A) the aggregate amount of all Priority Debt (including, without limitation, Receivables Facility Attributed Indebtedness) at such time shall not exceed twenty-five percent (25%) of Maximum Permitted Total Debt at such time, and (B) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11; and (ii) both immediately before and immediately after giving effect to such Permitted Receivables Transaction, no Default shall be continuing or shall result therefrom; and

(h) other Dispositions by the Borrower or by any of its Subsidiaries not otherwise permitted by any of the other clauses of this Section 7.05; provided, however, that:

(i) after giving effect on a Pro Forma Basis to any Proposed Disposition (a “Proposed Disposition”) in any Fiscal Quarter (the “Latest Fiscal Quarter”), the aggregate of all assets Disposed of by the Borrower and its Subsidiaries (determined for the Borrower and its Subsidiaries on a consolidated basis) pursuant to this clause (h) in all Dispositions (including Proposed Disposition) completed or to be completed during the Latest Fiscal Quarter and the immediately preceding three (3) Fiscal Quarters would not have, if such assets had been retained, contributed more than 20% of Consolidated Gross Revenues or more than 20% of Consolidated Operating Profits during the four (4) consecutive Fiscal Quarters immediately preceding the Latest Fiscal Quarter;

(ii) if the aggregate fair market value of all of the consideration paid or payable in connection with the Proposed Disposition shall exceed $250,000,000, then the Borrower shall have delivered to the Administrative Agent, not less than five (5) Business Days prior to the completion of such Proposed Disposition, a certificate of a Responsible Officer of the Borrower stating that, immediately after giving effect on a Pro Forma Basis to such Proposed Disposition (A) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11, and (B) both immediately before and immediately after giving effect to such Proposed Disposition, no Default shall be continuing or shall result therefrom; and

(iii) both immediately before and immediately after giving effect to such Proposed Disposition, no Default shall be continuing or shall result therefrom.

For purposes of determining compliance with the provisions set forth in clause (h) of this Section 7.05, if the proceeds from any Disposition of assets in the applicable period of four (4) consecutive Fiscal Quarters are reinvested in capital assets or other Property of the Borrower or any of its Subsidiaries during such period, then such assets shall be excluded from the calculations set forth in subclauses (i) and (ii) of such clause (h).

7.06. Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligations (contingent or otherwise) to do so, unless: (a) immediately after giving effect to such Restricted Payment on a Pro Forma Basis, the Borrower shall be in compliance with the financial covenants set forth in Section 7.11; and (b) both immediately before and immediately after giving effect to such Restricted Payment, no Default shall be continuing or shall result therefrom.

7.07. Change in Nature of Business.  Engage in any Material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or related or incidental to the businesses of media, marketing and brand licensing generally.

7.08. Transactions with Affiliates.  Enter directly or indirectly into any Material transaction of any kind, or any Material group of related transactions of any kind, with any Affiliate of the Borrower (other, in any case, than the Borrower or any Subsidiary of the Borrower), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or any of the Subsidiaries of the Borrower as would be obtainable by the Borrower or any such Subsidiary at the time in a comparable arm’s length transaction with any Person other than an Affiliate of the Borrower.

7.09. Certain Burdensome Agreements.  Enter into any Contractual Obligation that limits or otherwise restricts the ability of any Subsidiary of the Borrower (other than Finsub) to declare or pay any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interests of any Subsidiary of the Borrower (other than Finsub), or to make any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interests, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of any Subsidiary of the Borrower (other than Finsub).

7.10. Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose; provided, however, that the Borrower may from time to time, subject always to the provisions of Section 6.11, use the proceeds of any Credit Extension to purchase its own Equity Interests.

7.11. Financial Covenants.

(a) Minimum Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio with respect to the Borrower and its Subsidiaries as of the last day of any Measurement Period ending on or after the Closing Date to be less than 2.75:1.00.

(b) Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio with respect to the Borrower and its Subsidiaries on or as of any date in any Measurement Period ending on or after the Closing Date to exceed 3.75:1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default.  Any of the following shall constitute an “Event of Default”:

(a) Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05, 6.10 or 6.11 or Article VII; or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03, and such failure under or with respect to Section 6.03 continues for more than five (5) Business Days; or (iii) the Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01 or 6.02 and such failure under or with respect to Section 6.01 or 6.02 continues for more than ten (10) Business Days; or

(c) Other Defaults.  The Borrower fails to perform or observe any other covenant or agreement (not specified in paragraph (a) or (b) above) contained in any Loan Document on its part to be performed or observed, and such failure continues for more than thirty (30) days after the earlier to occur of (i) the date on which any Responsible Officer of the Borrower or any of its Subsidiaries shall obtain knowledge thereof, or (ii) the date on which the Borrower shall receive written notice thereof from the Administrative Agent, any of the Lenders or the L/C Issuer; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) The Borrower or any of its Subsidiaries: (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Receivables Facility Attributable Indebtedness) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, and such failure shall not be duly and properly waived, cured or otherwise remedied prior to the expiry of the applicable grace period (if any) specified in the Instrument or Instruments relating thereto; or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Receivables Facility Attributable Indebtedness) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or contained in any Instrument or Instruments evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Receivables Facility Attributable Indebtedness) (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, however, that this subclause (B) shall not be applicable to any event constituting the voluntary Disposition of Property securing Indebtedness, if such Disposition is permitted hereunder and under the documents evidencing or governing such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract), or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) any “Amortization Event” under any Permitted Receivables Transaction shall at any time occur and shall be continuing; or (iv) the Borrower shall at any time be removed as the “Servicer” under any Permitted Receivables Transaction; or

(f) Insolvency Proceedings; Etc.  The Borrower or any of its Material Subsidiaries institutes or consents to the institution of any Insolvency Proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person, and the appointment continues undischarged or unstayed for a period of sixty (60) days or more; or any Insolvency Proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for a period of sixty (60) days or more, or an order for relief is entered in any such Insolvency Proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of the Borrower, or against all or any material part of the property of the Borrower and its Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within a period of sixty (60) days after its issue or levy; or

(h) Judgments.  There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in the case of either clause (i) or (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days or more during which any stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (B) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or

(k) Change in Control.  There occurs any Change in Control.

8.02. Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without any further act of the Administrative Agent or any Lender.

8.03. Application of Funds.  After the exercise of all or any of the remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, but subject, always, to the provisions set forth in Section 2.14 and Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable and documented fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, in any case, if and to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Subject to Section 2.03(c) and Section 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

9.02. Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or any other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any of the other Loan Documents); provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Borrower’s Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02), or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until a written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received a written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06. Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  The effective date of any such resignation shall be the effective date thereof specified by the Administrative Agent in such notice.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice, and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer; (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents; and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties; Etc.  Anything herein to the contrary notwithstanding, none of the Arranger, Co-Syndication Agents, Documentation Agent or Book Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer.

ARTICLE X.

MISCELLANEOUS

10.01. Amendments; Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that, except as otherwise expressly provided by clause (a) of this Section 10.01, any waiver of any condition precedent, Default, mandatory prepayment of principal or mandatory reduction of Commitments shall not in any event constitute an extension or increase of any Commitment of any Lender);

(c) postpone any scheduled date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Documents without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder; or (iii) to change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate even if the effect of such change would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures mutually agreed to by the Borrower and the Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address; Etc.  Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, in the absence, in any such case, of gross negligence or willful misconduct on the part of any such indemnitee, as determined in a final and non-appealable judgment by a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit: (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents; (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the written consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay: (i) all reasonable and documented out-of-pocket costs and expenses incurred or sustained by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred or sustained by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket costs and expenses incurred or sustained by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with any of the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred or sustained during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable and documented fees of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or Instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01); (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee or, (B) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages; Etc.  To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section 10.04 shall be payable not later than five (5) Business Days after demand therefor.

(f) Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments, and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.06, (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this paragraph (b), participations in L/C Obligations) at the time owing to it); provided, however, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) any Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender; provided, however, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or to any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to any natural person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph (b), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement, and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.06.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to paragraph (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.06.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it shall enter the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant, and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to paragraph (b) above, Bank of America may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07; to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.04; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.07 or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary of the Borrower relating to the Borrower or any Subsidiary of the Borrower or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided, however, that, in the case of information received from the Borrower or any Subsidiary of the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (A) the Information may include material non-public information concerning the Borrower or a Subsidiary of the Borrower, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information, and (C) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

10.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, however, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of photocopies of executed signature pages to this Agreement by facsimile or other electronic method of transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12. Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13. Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04 or delivers a notice pursuant to Section 3.02, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender, or (iv) any Lender fails to consent to any amendment or waiver to this Agreement requested by the Borrower which requires the consent of all the Lenders (or all of the Lenders affected thereby) and which is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless such fee has been waived by the Administrative Agent);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Applicable Law; and

(e) if the replacement is being made pursuant to subclause (iv) above, the replacement financial institution shall consent to the requested amendment or waiver.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN GENERAL OBLIGATIONS LAW SECTION 5-1401 AND SECTION 5-1402).

(b) SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17. Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18. USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself, and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19. Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

**Signature Pages to Meredith Corporation Credit Agreement Follow**

A/73375773.7

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this CREDIT AGREEMENT to be duly executed as of the date first above written.

The Borrower:

MEREDITH CORPORATION

By:  /s/ Steven M. Cappaert
 Name:             Steven M. Cappaert
 Title:               Corporate Controller

The Administrative Agent:

BANK OF AMERICA, N.A., as

Administrative Agent

By:  /s/ Antorikia Thomas
 Name:             Antorikia (Toni) Thomas
 Title:               Assistant Vice President

The Lenders:

BANK OF AMERICA, N.A., as a Lender and L/C

Issuer

By:  /s/ Prayes Majmudar
 Name:             Prayes Majmudar
 Title:               Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:  /s/ Robert S. Sheppard
 Name:             Robert S. Sheppard
 Title:               Vice President

WELLS FARGO BANK, N.A., as a Lender

By:  /s/ Siamak Saidi
 Name:             Siamak Saidi
 Title:               Director

BBVA COMPASS BANK, as a Lender

By:  /s/ Thomas Blake
 Name:             Thomas Blake
 Title:               Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:  /s/ Sandra J. Hartay
 Name:             Sandra J. Hartay
 Title:               Vice-President

THE NORTHERN TRUST COMPANY, as a Lender

By:  /s/ William R. Kopp
 Name:             William R. Kopp
 Title:               Vice President

BANKERS TRUST COMPANY, as a Lender

By:  /s/ Robert S. Gagne
 Name:             Robert S. Gagne
 Title:               Vice President